Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-90584

Prospectus Supplement

Horizon Medical Products, Inc.

30,469,017 Shares

Common Stock
(par value $.001 per share)

     This prospectus supplement relates to the public offering of up to 30,469,017 shares of common stock by some of our existing shareholders, as described on pages 16 to 20 of the prospectus dated September 13, 2002, to which this prospectus supplement is attached.

     This prospectus supplement should be read in conjunction with the prospectus dated September 13, 2002, the prospectus supplement dated November 14, 2002, the prospectus supplement dated March 28, 2003, the prospectus supplement dated May 15, 2003, and the prospectus supplement dated August 14, 2003, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, as previously supplemented, except to the extent that the information in this prospectus supplement updates and supercedes the information contained in the prospectus dated September 13, 2002, as previously supplemented.

     You should carefully consider the risk factors described in this prospectus beginning on page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 12, 2003

Recent Developments

     On November 12, 2003, we filed the following Current Report on Form 8-K with the United States Securities and Exchange Commission.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 31, 2003

HORIZON MEDICAL PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Georgia	001-15459	58-1882343
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Horizon Way P.O. Box 627 Manchester, Georgia (Address of principal executive offices)	31816 (Zip Code)

Registrant’s telephone number, including area code: 706-846-3126

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE

      On November 4, 2003, Horizon Medical Products, Inc. (the “Registrant”) issued a press release announcing that the previously announced agreement among the Registrant and the holders of the Registrant’s $14,835,000 aggregate principal amount of senior subordinated debt (the “Notes”) to extend the maturity date of the Notes from March 16, 2004 to July 16, 2005 had become effective. A copy of the Amendment No. 1 to the Note Purchase Agreement effecting, among other things, this extension is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

      In connection with the extension of the maturity date of the Notes, the Registrant and certain securityholders amended and restated the Securityholders Agreement among such parties to, among other things, provide that the Registrant’s board of directors shall consist of seven directors as follows: (i) two designees of ComVest Venture Partners, L.P. (“ComVest”), (ii) one director designated by ComVest who shall be an “independent director” in accordance with the requirements of the American Stock Exchange (“AMEX”), (iii) one director designated by Medtronic, Inc. (“Medtronic”), who shall be an independent director in accordance with the requirements of AMEX, (iv) an independent director designated jointly by ComVest and Medtronic, who shall be an independent director in accordance with the requirements of AMEX and who shall have experience in the Registrant’s industry, provided that such designation shall be approved by the Board of Directors of the Registrant, and (v) two members of the senior management of the Registrant. In addition, the Amended and Restated Securityholders Agreement eliminated the previous requirement that the Executive Committee approve certain material transactions involving the Registrant. A copy of the Amended and Restated Securityholders Agreement effecting these, and other changes, is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

      The Registrant also announced that (i) Robert J. Wenzel, the Registrant’s President and Chief Operating Officer, (ii) Robert Priddy, chief executive officer of RMC Capital, LLC ,and (iii) Dr. David N. Ku, an independent director with experience in the medical device industry, were appointed to the Registrant’s board of directors. A Gordon Tunstall, William E. Peterson, Jr. and H. Ross Arnold III resigned as directors of the Registrant at such time.

      In addition, the Registrant entered into amended employment agreements and executed new option agreements with each of Marshall B. Hunt, the Registrant’s Chairman and Chief Executive Officer, and Mr. Wenzel. A copy of these documents are being filed as Exhibits 10.3 through 10.6 to this Current Report on Form 8-K and are incorporated herein by reference. A copy of the above-described press release is being filed as Exhibit 99.1 hereto and is incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

      (c) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

10.1 —	Amendment No. 1 to Note Purchase Agreement, dated as of October 21, 2003, by and among the Registrant, ComVest Venture Partners, L.P. and the Additional Note Purchasers (as defined therein)

10.2 —	Amended and Restated Securityholders Agreement, entered into as of October 21, 2003, by and among the Registrant, ComVest Venture Partners, L.P., Medtronic, Inc. and Marshall Hunt.

10.3 —	Amendment to Employment Agreement between the Registrant and Marshall B. Hunt, dated October 21, 2003.

10.4 —	Amendment to Employment Agreement between the Registrant and Robert J. Wenzel,

Exhibit No.	Description

dated October 21, 2003.

10.5 —	Stock Option Agreement, dated October 21, 2003, between the Registrant and Marshall B. Hunt.

10.6 —	Stock Option Agreement, dated October 21, 2003, between the Registrant and Robert J. Wenzel.

99.1 —	Press Release of Horizon Medical Products, Inc., issued on November 4, 2003.

Signatures

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 12, 2003
HORIZON MEDICAL PRODUCTS, INC

By: -s- Marshall B. Hunt

Marshall B. Hunt Chairman of the Board and Chief Executive Officer